Exhibit 99.1

SpyGlass Pharma Reports Fourth Quarter and Full Year 2025 Earnings and Provides a Corporate Update

•Successfully completed Initial Public Offering (IPO) in February 2026, raising $172.5 million and listing on Nasdaq.

•Reported positive topline 12-month data from Phase 1/2 trial of the Bimatoprost Drug Pad-IOL System (BIM-IOL System) that demonstrated sustained intraocular pressure (IOP) control, elimination of IOP-lowering eye drops for 97% of trial participants, and improved visual performance, with a favorable safety profile.

•Phase 3 trials of BIM-IOL System are ongoing, with enrollment underway and full enrollment expected in 2027.

•Cash, cash equivalents and short-term investments expected to fund planned operations through 2028.

ALISO VIEJO, Calif., March 26, 2026 – SpyGlass Pharma, Inc. (Nasdaq: SGP) (“SpyGlass Pharma” or “Company”), a late-stage biopharmaceutical company, today reported recent business highlights and financial results for the fourth quarter and year ended December 31, 2025.

“2025 was an important year for SpyGlass, as we advanced the development of our BIM-IOL System, including the initiation of two Phase 3 trials. We look forward to bringing our innovative technology to more patients and more surgeons,” stated Patrick Mooney, chief executive officer of SpyGlass Pharma. “2026 is off to an exceptional start, highlighted by our successful IPO that funds the Phase 3 trials of the BIM-IOL System as well as the planned initiation of a first-in-human trial of the Bimatoprost Drug Ring System (BIM-DRS), which potentially expands our market opportunity. We remain deeply focused on delivering long-term, eye drop-free therapy for the approximately one million glaucoma and ocular hypertension patients who undergo cataract surgery in the United States each year.”

BIM-IOL System Program Highlights

12-Month Phase 1/2 Data of BIM-IOL System. In March 2026, SpyGlass Pharma announced positive topline results from its Phase 1/2 trial of the BIM-IOL System, which evaluated two dose levels of 78-mcg (N=51), the intended commercial dose, and 39-mcg (N=23) compared to a physician's choice of commercially available monofocal IOLs from Alcon, Bausch + Lomb or Johnson & Johnson with twice-daily administration of timolol eyedrops as the control group (N=30). Evaluable patients receiving the BIM-IOL System achieved a time-matched reduction of 34% and 42% in mean IOP from baseline in the high and low dose groups respectively, compared to a 35% reduction in the control group at 8 a.m. Results were similar at the 10 a.m. timepoint. Additionally, 98% of evaluable patients (48 of 49) in the 78-mcg dose group and 96% of evaluable patients (22 of 23) in the 39-mcg dose group were free from all topical IOP-lowering medications 12 months after surgery. The BIM-IOL System demonstrated improved visual performance, in line with the control group with 100% (72 of 72) of trial participants receiving the BIM-IOL System reaching 20/32 or better best corrected distance visual acuity (BCDVA), and mean BCDVA of 86 letters, which is equivalent to 20/20 vision.

The BIM-IOL System was well tolerated and exhibited a safety profile comparable to routine cataract surgery, with no serious ocular adverse events (AEs) observed. SpyGlass Pharma anticipates presenting additional Phase 1/2 trial results at a future medical meeting.
First Patients Randomized and First Surgeries Completed in Phase 3 Trials. In January 2026, SpyGlass Pharma announced that it randomized the first patients in SGP-005 and SGP-006, the Company’s two registrational Phase 3 clinical trials to demonstrate non-inferiority of the BIM-IOL System in patients with open-angle glaucoma (OAG) or ocular hypertension (OHT) undergoing cataract surgery compared to a standard of care, commercially available IOL with twice-daily administration of timolol eye drops. The co-primary endpoints are the time-matched change in mean IOP from baseline, as well as the proportion of patients achieving BCDVA of 20/40 or better.

36-Month First-in-Human (FIH) Data of BIM-IOL System. In November 2025, at the Interventional Glaucoma Consortium Meeting, SpyGlass Pharma announced 36-month follow-up data from its FIH study of the BIM-IOL System, demonstrating a 37% reduction in mean IOP across all dose groups and reporting that 95% of patients were off all topical IOP-lowering drops. Additionally, 100% of evaluable patients achieved 20/30 or better BCDVA. No product-related AEs were reported.

Presentation at Premier Interventional Glaucoma Medical Meeting. In February 2026, Dr. Nathan Radcliffe, a seasoned glaucoma and cataract surgeon at the New York Eye Surgery Center and member of SpyGlass Pharma’s medical advisory board, presented data generated to date in the FIH and Phase 1/2 trials of the BIM-IOL System and an overview of SGP-005 and SGP-006’s trial designs at the Glaucoma Innovation Summit (GIS) at the American Glaucoma Society’s 2026 Annual Meeting.

Corporate Highlights

•Completion of Initial Public Offering. On February 9, 2026, SpyGlass Pharma closed its initial public offering, raising approximately $172.5 million in gross proceeds, including the full exercise of the underwriters’ option to purchase additional shares.

•Strengthened Leadership. In February 2026, upon completion of its IPO, SpyGlass Pharma enhanced its board of directors with the appointment of independent director Habib Dable, who has over 30 years of industry experience, of which ten were in the ophthalmology pharmaceutical buy-and-bill space, and currently serves as an advisor at RA Capital Management. Additionally, in January 2026, SpyGlass Pharma appointed Jean-Frédéric Viret, Ph.D., as chief financial officer. Dr. Viret has over two decades of experience in life sciences and corporate finance with commercial late-stage clinical development companies.

Fourth Quarter and Full Year 2025 Financial Results

Cash, Cash Equivalents and Short-Term Investments totaled $107.4 million as of December 31, 2025. This balance excludes proceeds from the Company's initial public offering of $172.5 million before associated underwriting discounts, commissions and other offering costs. With the IPO proceeds, SpyGlass Pharma expects its current cash position to fund planned operations through 2028.

Research and Development Expenses were $7.7 million for the fourth quarter of 2025 and $29.2 million for the year ended December 31, 2025, compared to $5.7 million and $20.0 million, respectively, for the same periods of 2024. The increase was primarily due to the hiring of clinical and research personnel and the initiation of the registrational Phase 3 trials of the BIM-IOL System.

General and Administrative Expenses were $5.9 million for the fourth quarter of 2025 and $12.3 million for the year ended December 31, 2025, compared to $2.0 million and $7.1 million, respectively,

for the same periods of 2024. The increase was primarily due to higher professional services and personnel.

Net Loss was $12.6 million, or ($5.72) per basic and diluted share, for the fourth quarter of 2025, compared to $8.4 million, or ($4.58) per basic and diluted share, for the fourth quarter of 2024. Net loss for the year ended December 31, 2025 was $39.9 million, or ($17.98) per basic and diluted share, compared to $29.2 million, or ($16.31) per basic and diluted share, for the year ended December 31, 2024.

Upcoming Milestones

•BIM-DRS: Initiation of the FIH trial in the second half of 2026.
•BIM-IOL: Four-year efficacy and safety follow-up on the FIH trial in fourth quarter of 2026.

About SpyGlass Pharma

SpyGlass Pharma is a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines. The company’s mission is to significantly improve the lives of patients with chronic eye conditions by developing durable drug delivery solutions that can empower patients and surgeons with confidence in long-term disease control and vision preservation.

The SpyGlass Pharma platform, a novel, non-bioerodible drug delivery technology, is designed to be used with various well-established, approved medicines, including bimatoprost and other small molecules, providing flexibility to potentially treat a range of conditions in the front and back of the eye.
The company was founded in 2019 by Malik Y. Kahook, M.D. and Glenn Sussman to solve the lack of ophthalmic innovations that capitalize on durable treatment options. The SpyGlass Pharma platform was originally developed in the Sue Anschutz-Rodgers Eye Center at the University of Colorado Anschutz School of Medicine.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding: the potential benefits and impact of the BIM-IOL System on patients, anticipated presentation of additional clinical data, the initiation of the FIH trial for BIM-DRS, SpyGlass Pharma’s cash runway, the reporting of the four-year data from the BIM-IOL FIH trial, and SpyGlass Pharma’s plans relating to the clinical development of the BIM-IOL System toward commercial approval, including enrollment completion timing. The forward-looking statements contained herein are based upon SpyGlass Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission on or about the date hereof, and in similar disclosures set forth in the other documents that SpyGlass Pharma has filed and may file from time to time with the SEC, including the final IPO prospectus filed on February 6, 2026. These forward-looking statements are made as of the date of this press release, and SpyGlass Pharma assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. SpyGlass Pharma's views in these forward-looking statements should not be relied as representing the Company's views as of any date subsequent to the date of this press release.

Media Contact:
Nami Surendranath
+1 (402) 507-6757
nsurendranath@dnacommunications.com

Investor Contact:
Ami Bavishi or Nick Colangelo
Gilmartin Group LLC
investors@spyglasspharma.com

SpyGlass Pharma, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Operating expenses
Research and development	$7,705	$5,740	$29,183	$19,984
General and administrative	5,923	2,014	12,266	7,080
Total operating expenses	13,628	7,754	41,449	27,064
Loss from operations	(13,628)	(7,754)	(41,449)	(27,064)
Other income (expense)
Interest income	1,073	207	3,106	1,317
Change in fair value of redeemable convertible preferred stock tranche liability	—	(852)	(1,526)	(3,417)
Total other income (expense)	1,073	(645)	1,580	(2,100)
Loss before income tax	(12,555)	(8,399)	(39,869)	(29,164)
Income tax provision	—	—	—	—
Net loss and comprehensive loss	$(12,555)	$(8,399)	$(39,869)	$(29,164)
Net loss per share
Weighted average common stock outstanding, basic and diluted	2,195,210	1,834,216	2,217,104	1,788,211
Net loss per share of common stock, basic and diluted	$(5.72)	$(4.58)	$(17.98)	$(16.31)

SpyGlass Pharma, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	As of December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$96,358	$16,268
Short-term investments	11,078	—
Other receivables	431	423
Prepaid expenses and other current assets	901	715
Total current assets	108,768	17,406
Other non-current assets	492	453
Property and equipment, net	2,339	2,168
Deferred offering costs	2,715	—
Right-of-use asset	1,552	3,291
Total assets	$115,866	$23,318
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities
Accounts payable	$2,696	$1,978
Payroll-related accruals	2,182	1,282
Other current liabilities	3,706	672
Lease liability, current	—	442
Redeemable convertible preferred stock tranche liability	—	3,417
Total current liabilities	8,584	7,791
Lease liability, non-current	1,582	3,455
Total liabilities	10,166	11,246
Commitments and contingencies
Redeemable convertible preferred stock, $.00001 par value; 116,618,581 shares authorized, 20,341,968 and 9,608,914 shares issued and outstanding as of December 31, 2025 and 2024, respectively (aggregate liquidation preference of $200,878 and $73,542 as of December 31, 2025 and 2024, respectively)	204,537	72,546
Stockholders' deficit
Common stock, $.00001 par value; 154,383,336 shares authorized; 2,203,620 and 2,196,423 shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Common stock additional paid-in capital	5,893	4,387
Accumulated deficit	(104,730)	(64,861)
Total stockholders' deficit	(98,837)	(60,474)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$115,866	$23,318